EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144749 on Form S-8 of our report dated March 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 158 on December 31, 2006), relating to the consolidated financial statements of Beneficial Mutual Bancorp, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Beneficial Mutual Bancorp, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 31, 2008